AMENDMENT No. 3 TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT No. 3, dated as of this 27th day of July, 2020 (the “Amendment”), to the Investment Sub-Advisory Agreement, dated October 5, 2018, as amended, (the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and Russell Investments Implementation Services, LLC (the “Sub-Adviser” and, together with the Adviser, the “Parties”).

WHEREAS, pursuant to the Agreement, the Sub-Adviser has been retained to provide, when needed, certain interim investment sub-advisory services to the series of the Six Circles Trust (the “Trust”) set forth on Appendix A of the Agreement;

WHEREAS, the Parties desire to amend Appendix A of the Agreement to add a new series of the Trust, the Six Circles Credit Opportunities Fund (hereinafter the “Credit Opportunities Fund”), so that the Sub-Adviser may provide, when needed, certain interim investment sub-advisory services for the new series pursuant to the Agreement; and

WHEREAS, Section 15 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

W I T N E S S E T H:

1.

The Parties hereby agree that Appendix A of the Agreement is hereby replaced in its entirety with Appendix A attached hereto, to become effective with respect to the Credit Opportunities Fund on the date that such Credit Opportunities Fund commences operations pursuant to an effective amendment to the Trust’s registration statement (with respect to such Credit Opportunites Fund, the “Effective Date”).

2.

With respect to the Credit Opportunities Fund, the Agreement shall continue in effect for a period of two years from the Effective Date and thereafter, shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust (the “Board”) or (ii) a vote of a “majority” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of such Credit Opportunities Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to the Agreement, by vote cast at a meeting called for the purpose of voting on such approval.

3.

The Parties further agree to amend Section 9 of the Agreement to remove the phrase “in-person” in reference to meetings of the Board to approve the Agreement, in light of evolving interpretations of 1940 Act meeting requirements.

4.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories effective as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:

Name:	Mary Savino
Title:	Managing Director

RUSSELL INVESTMENTS IMPLEMENTATION SERVICES, LLC

By:

Name:	Travis Bagley
Title:	Director, Transition Management- Americas

Appendix A

Sub-Adviser Fee Schedule

For the services provided by Sub-Adviser to the Sub-Adviser Assets, pursuant to the attached Agreement, the Adviser, will pay the Sub-Adviser a fee, computed daily and payable monthly in arrears, calculated at an annual rate as set forth below based on the average daily net assets of the Sub-Adviser Assets as determined by the Trust’s Administrator. Compensation for any partial period shall be pro-rated based on the length of the period.

The Sub-Adviser represents that it (including any predecessor firms or affiliates using the same portfolio management team) currently does not have in place an agreement for a registered mutual fund with any other non-affiliated adviser that has a fee schedule that establishes fee rate(s) that are more favorable than the fee rate(s) listed in this Fee Schedule for a similarly-situated subadvisory client (a “Similar Client”). For purposes of this paragraph, a Similar Client is defined as an investment adviser registered under the Advisers Act for a registered Fund with the same or a substantially similar interim investment strategy. If at any time after the date hereof the Sub-Adviser agrees to any such fee schedule, it shall promptly notify the Adviser and the Fund and offer the more favorable fee schedule to the Adviser and the Fund.

FUND/SLEEVE

Six Circles Ultra Short Duration Fund

Conservative Income Sleeve

Core Ultra Short Sleeve

Global Ultra Short Sleeve

Six Circles Tax Aware Ultra Short Duration Fund

Municipal Conservative Income Sleeve

Core Municipal Ultra Short Sleeve

Global Ultra Short Sleeve

Six Circles U.S. Unconstrained Equity Fund

Constituents of Equity Index Sleeve

Six Circles International Unconstrained Equity Fund

Constituents of Equity Index ex US Sleeve

Six Circles Managed Equity Portfolio U.S. Unconstrained Fund

Constituents of Equity Index Sleeve

Six Circles Managed Equity Portfolio International Unconstrained Fund

Constituents of Equity Index ex US Sleeve

Six Circles Tax Aware Bond Fund

Short Duration Municipal Sleeve

RATE PER UNIQUE SLEEVE OR COMMON SLEEVE* 0.12% per annum on the first $250 million 0.09% per annum on the assets from $250 million to $1 billion 0.06% per annum thereafter

Intermediate Duration Municipal Sleeve

Long Duration Municipal Sleeve

Municipals Sleeve

Core Municipals Sleeve

Six Circles Global Bond Fund

Asian Pacific Government Sleeve

Asian Pacific Credit Sleeve

Pan-European Government Sleeve

Pan-European Credit Sleeve

Pan-European Securitized Sleeve

U.S. Government Sleeve

U.S. Credit Sleeve

U.S. Securitized Sleeve

Global Government Sleeve

Global Credit Sleeve

Global Securitized Sleeve

Six Circles Credit Opportunities Fund

High Yield Sleeves

Future Funds to have same rates unless otherwise agreed

* For purposes of the fee breakpoints, the daily net assets of the Sub-Adviser Assets shall be calculated on a Sleeve- by-Sleeve basis combining the Sub-Adviser Assets of the common Sleeves across Funds, as applicable (each, a “Common Sleeve”). For billing calculation, the Sub-Adviser will utilize the tiered fee schedule to derive an average basis point to be applied to each unique Sleeve or Common Sleeve, as applicable.